EXHIBIT 10.5

Infrablue Limited
27 New Bond Street
London
W1S 2RH

Azuracle Limited
27 New Bond Street
London W1S 2RH

26th November, 2007

Dear. Ms Khiroya,

Following our conversations and agreement to terminate the contract dated 1st May, 2005 between Infrablue Limited and Azuracle Limited. Please have the director of Azuracle confirm and sign the below letter agreement.

Yours truly,

/s/ Mitchell Johnson

Mitchell Johnson
Director – Infrablue Limited

I, Gwan Taek Jung am the Director and authorized signatory of Azuracle Limited. I confirm that as at Monday 26th November, 2007 we have agreed to terminate the administration contract with Infrablue Limited with immediate effect. I also confirm that all historical debt in relation to this contract has been written off in full and that Infrablue Limited has no outstanding liability in relation to this agreement.

Signed:	/s/ Gwan Taek Jung

Date:	26th November, 2007